                                                               EXHIBIT 11.1

                                PHYSIOMETRIX, INC.

                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                     Year Ended December 31,
                                                          1995          1996
                                                     -----------   ----------
 Average shares outstanding  . . . . . . . . . . .     108,034      4,936,433
 Assumed conversion of preferred stock upon
   initial public offering . . . . . . . . . . . .   3,222,130
 Assumed conversion of notes payable to
   stockholders upon initial public offering . . .      68,945
 Common stock equivalents issued during twelve
 month period prior to initial public offering . .     257,982
                                                   -----------     ----------
           Total . . . . . . . . . . . . . . . . .   3,657,091      4,936,433
                                                   -----------     ----------
                                                   -----------     ----------
 Net loss  . . . . . . . . . . . . . . . . . . . .  (2,771,738)    (3,024,373)
                                                   -----------     ----------
                                                   -----------     ----------
 Per share amount  . . . . . . . . . . . . . . . .       (0.76)         (0.61)
                                                   -----------     ----------
                                                   -----------     ----------
 (Pro forma for 1995)